UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 21, 2004

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its chapter)

Minnesota (State or other jurisdiction of incorporation)	0-8672 (Commission File Number)	41-1276891 (IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN (Address of principal executive offices)	55117 (Zip Code)

Registrant's telephone number, including area code (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Item 12.  Results of Operations and Financial Condition

On July 21, 2004, the Registrant issued a press release concerning financial results for the second quarter of 2004, a copy of which is furnished herewith as Exhibit 1.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date:  July 21, 2004

By: /s/ Kevin T. O’Malley

Kevin T. O’Malley

Vice President and

General Counsel

                                                        EXHIBIT INDEX

Exhibit                                            Description of Exhibit

    1                                                 Press Release, dated July 21, 2004

Exhibit 1

St. Jude Medical Reports Record Second Quarter Results

St. Paul, MN, July 21, 2004 -- St. Jude Medical, Inc. (NYSE: STJ) today reported record second quarter 2004 sales and earnings. Second quarter 2004 net sales were $557 million, an increase of $62 million or approximately 13% compared to the $495 million reported by the Company in the second quarter of 2003. Favorable foreign currency translation comparisons increased second quarter sales by about $19 million. First half 2004 net sales were $1,105 million, an increase of $169 million or 18% over the $936 million reported in the first half of 2003. Favorable foreign currency translation comparisons increased first half 2004 sales by about $43 million.

Net earnings for the second quarter of 2004 were $99 million, a $19 million or 24% increase over the $80 million reported in the second quarter of 2003. Earnings per diluted share were $.53 in the second quarter of 2004, a 26% increase over the $.42 per diluted share reported in the second quarter of 2003. Net earnings for the first half of 2004 were $194 million, a $34 million or 21% increase over the $160 million reported in the first half of 2003. Earnings per diluted share were $1.05 for the first half of 2004, a 24% increase over the $.85 per share reported in the first half of 2003.

Commenting on these financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks, said, "Second quarter sales, gross margin and earnings were consistent with our overall expectations. Our balance sheet continues to be strong. With the recent U.S. approval of our cardiac resynchronization therapy devices (CRT-D) and the launch of these important products, we are positioned for increased growth. Across the company, we are focused on achieving our financial guidance and continue to implement our initiatives to further improve margins and cash flow.”

Starks added, “Sales of ICDs for the quarter of $127 million increased 20% over the second quarter of 2003. The most significant event for the Company was U.S. Food and Drug Administration (FDA) approval on June 30 of our high-voltage cardiac resynchronization therapy device system, including the Epic™ HF and Atlas®+ HF ICDs and the QuickSite® left-heart pacing lead. Full market release of this system is underway and initial customer reaction has been positive. In conjunction with the U.S. CRT-D launch, we announced last week the “Advanced Solutions for the HEART” online heart failure program for patients and physicians that is being distributed exclusively through WebMD Health, the leading provider of health information for physicians and consumers. We now expect full year 2004 ICD sales, including CRT-D devices, in the range of $560-580 million.”

The Epic™ HF CRT-D is the world’s smallest resynchronization device and the Atlas®+ HF is the world’s most powerful CRT-D device. The St. Jude Medical CRT-D system allows fast, easy implantation and extremely flexible device feature options for patients suffering the debilitating effects of ventricular dyssynchrony and heart failure. Immediately following approval of these devices, the Company submitted a Pre-Market Approval Supplement (PMAS) to the FDA for approval of the V-V (ventricle to ventricle) timing feature to the biventricular pacing capabilities available in the Company’s CRT device product line.

St. Jude Medical announced in the second quarter several other product approvals or launches: (1) FDA approval of the Riata® i lead family, the world’s thinnest integrated bipolar ICD lead, allowing physicians even more versatility when managing patients with high defibrillation thresholds; (2) U.S. market launch of the Housecall Plus™ remote monitoring system, the world’ first monitoring system to transmit complex

ICD data in real-time over standard telephone lines directly from patient to medical professional; (3) the global launch of the Apeel™ CS Catheter Delivery System that offers numerous design features that help physicians during left-ventricular (LV) lead implant procedures; and (4) FDA clearance of the Reflexion Cannulator™ Catheter with Lumen, an additional tool to aid in LV lead placement for patients whose cardiac anatomy creates an unusual challenge.

The Centers for Medicare and Medicaid Services (CMS) is expected to announce later this year its decision on the request to expand the approved coverage indications for ICD implants based on recent clinical trials, including SCD-HeFT, COMPANION and DEFINITE, the latter sponsored by St. Jude Medical. The Company has recommended that CMS cover the unrestricted use of ICD therapy for primary prevention of all-cause mortality in all patients who meet the SCD-HeFT criteria based upon the available scientific evidence.

Starks continued, “In our low-voltage product line, pacemaker sales for the second quarter totaled $227 million, an increase of 7% over last year’s second quarter and in line with our guidance. In May, St. Jude Medical received FDA approval of the Frontier™ biventricular pacemaker and the Aescula™ left-ventricular lead, part of a system designed to improve cardiac functional capacity in patients with chronic atrial fibrillation undergoing AV nodal ablation. The U.S. market release of these devices complements our previously released Livewire TC™ ablation catheter. We anticipate FDA approval and CE Marking during the second half of 2004 of the Frontier™ II device which adds independent RV/LV timing outputs and additional features and diagnostics. We now expect full year global pacemaker sales in the range of $895-910 million.”

In the electrophysiology (EP) catheter component of the Company’s cardiac rhythm management business, EP catheter sales were $37 million, up about 16% over last year and in line with expectations. During the second quarter, the Company announced the global launch of the Telesheath™ Left Atrial Introducer System. This sheath-in-sheath, telescoping introducer allows 3-dimensional movement and outstanding stability during catheter-based procedures in the left atrium, which is critical for the clinical management of supraventricular tachyarrhythmias, including atrial fibrillation.

Starks continued, “Second quarter sales in the Company’s vascular closure business increased 35% to $70 million, compared to the second quarter of 2003 with the continued strong customer acceptance of the market-leading St. Jude Medical Angio-Seal™ STS Plus product line. Active vascular closure devices are becoming the worldwide standard of care, as evidenced by the shipment in May of the 4 millionth Angio-Seal™ product. In May, we announced FDA approval of new labeling for the Company’s vascular closure devices allowing clinicians to access the artery one centimeter proximal to the location of a previous Angio-Seal™ device in less than 90 days. This labeling change addresses a challenge for clinicians who frequently have patients who return for another procedure within 90 days and is yet another example of a product available only from St. Jude Medical. We continue to expect full year 2004 vascular closure device sales in the range of $275-280 million.”

Cardiac Surgery sales for the quarter were $72 million, an increase of about 3% over the second quarter of 2003. Heart valve sales for the quarter were $67 million, an increase of 5% compared to the second quarter of 2003. In June, St. Jude Medical announced the completion of the acquisition of Epicor Medical, Inc., the leader in the development of High Intensity Focused UltraSound (HIFU) devices for the surgical ablation of cardiac tissue. Epicor Medical has received 510(k) regulatory clearances from the FDA for its HIFU ablation system as well as the CE Mark in Europe. St. Jude Medical will initiate limited sales of Epicor Medical products during the remainder of 2004 in the context of an expanded training and market development program. Earlier this week, the Company announced the first North American implant and Canadian regulatory approval of the SJM Epic™ Supra heart valve, an aortic supra-annular stented porcine tissue valve. In addition, the Company launched in the U.S. and Europe the SJM Tailor® Annuloplasty Band for use in heart valve repair procedures.

The Company expects consolidated earnings per share for the third quarter 2004 to be in the range of $0.55 - $0.57 and now expects EPS for the full year 2004 to be in the range of $2.20 to $2.23.

St. Jude Medical’s earnings conference call will be web cast live and archived on July 21, 2004, at 8 AM CDT on the following website (www.sjm.com).

http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=irol-EventDetails&EventId=810127.

Any statements made regarding the Company's anticipated product approvals, sales, expenses and earnings are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Report section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003 (see pages 11-16). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(Data in Thousands, Except EPS)
(Unaudited)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003*	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003*
Net sales	$556,602	$495,093	$1,105,178	$936,477
Cost of sales	161,451	161,300	325,696	300,764
Gross profit	395,151	333,793	779,482	635,713

Selling, general & administrative	191,755	163,916	379,304	303,000
Research & development	68,870	60,203	134,450	116,145

Operating profit	134,526	109,674	265,728	216,568
Other income (expense)	121	(1,116)	(1,444)	81

Earnings before taxes	134,647	108,558	264,284	216,649
Income tax provision	35,804	28,225	70,287	56,329
Net earnings	$98,843	$80,333	$193,997	$160,320

Earnings per share
Basic	$0.56	$0.45	$1.11	$0.89
Diluted	$0.53	$0.42	$1.05	$0.85

Basic shares outstanding	176,302	180,289	175,445	179,588
Diluted shares outstanding	185,412	189,119	184,767	187,723

*  The results for the second quarter of 2003 have been adjusted to reflect step acquisition accounting for the purchase of Epicor Medical, Inc. The impact was to reduce the net earnings for the second quarter of 2003 resulting in a change in EPS by one penny from $.43 to $.42. Otherwise, the step acquisition accounting adjustments were not material to any individual quarter and did not change EPS in any other quarter.

Condensed Consolidated Balance Sheets
(Data in Thousands)
(Unaudited)

	June 30, 2004	Dec. 31, 2003
Cash & equivalents	$521,441	$461,253
Accounts receivable, net	552,160	501,759
Inventories	315,618	311,761
Other current assets	221,887	217,564
Property, plant & equipment, net	307,716	301,653
Other assets	955,393	759,492
Total assets	$2,874,215	$2,553,482

Short-term debt	$0	$12,115
Other current liabilities	501,625	498,200
Long-term debt	374,664	351,813
Deferred income taxes	73,153	89,719
Total equity	1,924,773	1,601,635
Total liabilities & equity	$2,874,215	$2,553,482